EXHIBIT 4

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this "Agreement"), dated as of June 1, 2004, by and among LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("Assignor"), FIFTH THIRD BANK (SOUTHERN INDIANA), a Michigan banking corporation ("Assignee"), SHOE CARNIVAL, INC., an Indiana corporation ("Borrower"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, formerly known as Firstar Bank, N. A., successor by merger to Firstar Bank Missouri, National Association, formerly known as Mercantile Bank National Association, in its capacity as Agent for the Banks ("Agent").

WITNESSETH:

WHEREAS, this Agreement relates to the Amended and Restated Credit Agreement dated as of April 16, 1999 made by and among Borrower, Agent and the Banks; as amended by the Amendment to Amended and Restated Credit Agreement dated as of March 24, 2000 made by and among Borrower, Agent and the Banks; as further amended by the Second Amendment to Amended and Restated Credit Agreement dated as of November 8, 2000 made by and among Borrower, Agent and the Banks; as further amended by the Third Amendment to Amended and Restated Credit Agreement dated as of March 18, 2002; as further amended by the Fourth Amendment to Amended and Restated Credit Agreement dated as of March 12, 2003, and as further amended by the Fifth Amendment to Amended and Restated Credit Agreement dated as of April 5, 2004 (as amended, the "Credit Agreement");

WHEREAS, as provided under the Credit Agreement, Assignor has a Commitment to make Loans to Borrower, in an aggregate principal amount of $15,000,000.00 (the "Revolving Credit Commitment"); and

WHEREAS, Assignor proposes to assign to Assignee all of the rights of Assignor under the Credit Agreement in respect of a One Hundred Percent (100%) portion of its Commitment in the amount of $15,000,000.00 (the "Assigned Commitment"), together with a corresponding portion of its outstanding Letter of Credit risk participations and its outstanding Loans, and Assignee proposes to accept assignment of such rights and assume the corresponding obligations from Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.        Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

2.        Assignment. Assignor hereby assigns and sells to Assignee all of the rights of Assignor under the Credit Agreement to the extent of the Assigned Commitment, and Assignee hereby accepts such assignment from Assignor and assumes all of the obligations of Assignor under the Credit Agreement to the extent of the Assigned Commitment, including the purchase from Assignor of the corresponding portion of the principal amount of the Loans and risk participations in any Letters of Credit made by Assignor outstanding at the date hereof. Upon the execution and delivery hereof by Assignor, Assignee, Borrower and Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (a) Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment of $15,000,000.00, and (b) the Commitment of Assignor shall, as of the date hereof, be reduced by a like amount and Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by Assignee. The assignment provided for herein shall be without recourse to Assignor.

3.        Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, Assignee shall pay to Assignor, contemporaneously with the execution hereof, in federal funds the amount heretofore agreed between them. It is understood that facility and/or commitment fees accrued to the date hereof with respect to the Assigned Commitment, are for the account of Assignor and such fees accruing from and including the date hereof are for the account of Assignee. Each of Assignor and Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

4.        Consent of Borrower and Agent. This Agreement is conditioned upon the consent of Borrower and Agent pursuant to Section 9.7 of the Credit Agreement. The execution of this Agreement by Borrower and Agent is evidence of this consent. Pursuant to, and subject to the requirements of, Section 9.7 of the Credit Agreement, Borrower agrees to execute and deliver a Note payable to the order of Assignee to evidence the assignment and assumption provided for herein.

5.        Non-Reliance on Assignor. Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of Borrower, or the validity and enforceability of the obligations of Borrower in respect of the Credit Agreement or any Note. Assignee acknowledges that it has, independently and without reliance on Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of Borrower.

6.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

7.        Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

(SIGNATURES ON FOLLOWING PAGES)

SIGNATURE PAGE- ASSIGNOR ASSIGNMENT AGREEMENT

Assignor:
LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ Mitchell L. Walters

Mitchell L. Walters, Commercial Banking Officer

SIGNATURE PAGE- ASSIGNEE ASSIGNMENT AGREEMENT

Assignee:
FIFTH THIRD BANK (SOUTHERN INDIANA)
By:	/s/ Dwight Hamilton

Dwight Hamilton, Senior Vice President

SIGNATURE PAGE- BORROWER ASSIGNMENT AGREEMENT

Borrower:
SHOE CARNIVAL, INC.
By:	/s/ W. Kerry Jackson

W. Kerry Jackson, Senior Vice President, Chief Financial Officer and Treasurer

SIGNATURE PAGE- AGENT ASSIGNMENT AGREEMENT

Agent:
U.S. BANK NATIONAL ASSOCIATION, as Agent
By:	/s/ Eric Hartman

Eric Hartman, Vice President